Exhibit 99.1

Worthington Reports Third Quarter Fiscal 2014 Results

COLUMBUS, Ohio, March 27, 2014 – Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $773.2 million and net earnings of $40.6 million, or $0.57 per diluted share, for its fiscal 2014 third quarter ended February 28, 2014.  In the third quarter of the prior year, the Company reported net sales of $619.5 million and net earnings of $37.1 million, or $0.52 per diluted share.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)
	3Q 2014	3Q 2013	3Q 2013	9M2014	9M2013

Net sales	$773.2	$769.9	$619.5	$2,235.4	$1,908.2
Operating income	45.3	19.5	33.4	103.4	95.6
Equity income	21.2	21.1	25.7	69.2	73.6
Net earnings	40.6	23.0	37.1	118.1	102.9
Earnings per share	$0.57	$0.32	$0.52	$1.64	$1.46

“We had a strong quarter, the best third quarter earnings per share in our history, with solid earnings growth despite enduring extreme weather conditions which hampered some of our business activity,” said John McConnell, Chairman and CEO.  “Steel Processing had a very good quarter with strong volume from the automotive and construction markets.  Pressure Cylinders had strong contributions from our branded consumer products, oilfield products, and the heating tank business."

Consolidated Quarterly Results

Net sales for the third quarter ended February 28, 2014 were $773.2 million, up 25% from the comparable quarter in the prior year, when net sales were $619.5 million. The increase resulted from higher overall volumes, which were aided by the impact of acquisitions.

Gross margin for the current quarter was $122.5 million, compared to $97.0 million in the prior year quarter. The $25.5 million increase was primarily the result of an increase in volumes and to a lesser extent an improved spread between average selling prices and material costs.

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Worthington Industries
March 27, 2014

Operating income for the current quarter was $45.3 million, compared to $33.4 million in the prior year quarter, due to the improvement in gross margin which was partially offset by a $12.5 million increase in SG&A expenses primarily from the impact of acquisitions and higher profit sharing and bonus expense.  Operating income in the current quarter also included restructuring charges of $1.5 million mainly due to a $1.4 million severance accrual for the recently announced closure of the  Baltimore, Md. steel facility.

Interest expense of $6.2 million in the quarter was essentially flat versus the prior year quarter.

Equity in net income from unconsolidated joint ventures decreased $4.5 million from the prior year quarter to $21.2 million on sales of $340.6 million. The decrease was primarily from the consolidation of TWB and lower income at ClarkDietrich and WAVE.  Since July 31, 2013, TWB’s results have been consolidated rather than reported as equity income.  Equity income from ClarkDietrich and WAVE was lower by $2.1 million and $1.6 million, respectively, on lower volumes related to severe weather conditions.  However, all joint ventures posted positive results, led by WAVE, Serviacero and ClarkDietrich, which contributed $15.5 million, $3.1 million, and $1.0 million of equity income, respectively.

Income tax expense increased slightly from $16.2 million in the prior year quarter to $16.6 million in the current quarter, as the impact of higher net earnings was substantially offset by certain favorable discrete tax adjustments.  The current quarter income tax expense reflects an estimated annual effective tax rate of 27.3% compared to 31.8% for the prior year quarter.

Balance Sheet

At quarter end, total debt was $441.8 million, down $8.4 million from November 30, 2013 due to lower short-term borrowings. As of February 28, 2014, the Company had utilized $20.0 million of its $100.0 million trade accounts receivable securitization facility, and $9.7 million was drawn on the Company’s $425.0 million revolving credit facility.

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Worthington Industries
March 27, 2014

Quarterly Segment Results

Steel Processing’s net sales of $478.0 million were up 35%, or $124.1 million, from the prior year quarter, on higher volumes resulting primarily from the consolidation of TWB and increased sales in the automotive, construction and agriculture markets.  Operating income increased by $10.6 million to $28.3 million due primarily to higher overall volumes.  The overall improvement in operating income was partially offset by $1.4 million of severance costs accrued in connection with the previously announced closure of the Baltimore steel facility.

Pressure Cylinders’ net sales of $233.3 million were up 14%, or $28.1 million, from the comparable prior year quarter driven by the recently acquired oilfield equipment and strong retail product volumes.  Operating income was $21.3 million, up $3.4 million from the prior year quarter, due to the increase in volumes combined with an improvement in operating margins.

Engineered Cabs’ net sales of $51.5 million were up 6%, or $2.9 million, from the comparable prior year quarter driven by higher volumes.  Operating loss of $1.1 million represents a $1.2 million decrease from the operating income in the prior year quarter, as the increase in net sales was more than offset by higher manufacturing and SG&A expenses.

The “Other” category includes the Construction Services and Energy Innovations operating segments, as well as non-allocated corporate expenses.  Operations in the “Other” category reported net sales of $10.5 million, a decrease of $1.3 million from the prior year quarter, mostly due to the Construction Services business.  The “Other” category reported a loss of $3.2 million driven by losses within Construction Services.  The Military and Mid-Rise businesses within construction services are no longer core to the Company’s strategy and are in the process of being exited.

Recent Business Developments

•
On January 24, 2014, the Company acquired a 75% interest in Aritas Basincli Kaplar Sanayi A.S., one of Europe’s leading LNG (liquefied natural gas) and cryogenic technology companies. The remaining 25% stake was retained by the previous owners.

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Worthington Industries
March 27, 2014

●	During the quarter, the Company purchased a total of 1,000,000 common shares for $40.8 million at an average price of $40.76.

●	On March 26, 2014, the board of directors declared a quarterly dividend of $0.15 per share payable on June 27, 2014 to shareholders of record on June 13, 2014.

Outlook

“We anticipate the fourth quarter, historically our strongest, to yield solid performance to finish out our fiscal year,” McConnell said.  “We will continue to pursue our strategy of growth with our existing businesses as well as through acquisition opportunities in growing markets.”

Conference Call

Worthington will review third quarter results during its quarterly conference call on March 27, 2014, at 1:30 p.m., Eastern Daylight Time.  Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2013 fiscal year sales of $2.6 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured metal products, such as propane, oxygen, refrigerant and industrial cylinders, hand torches, camping cylinders, scuba tanks, compressed natural gas storage cylinders, helium balloon kits and exploration, recovery and production tanks for global energy markets; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; laser welded blanks; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings and light gauge steel framing for commercial and residential construction. Worthington employs approximately 10,000 people and operates 82 facilities in 11 countries.

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Worthington Industries
March 27, 2014

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans; or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing or the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of legislation or regulations relating to the United States debt and budget, which may be adverse due to its impact on tax increases, governmental spending, and customer confidence and spending; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in new markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial and governmental agency rulings as well as the impact of governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of changes to healthcare laws in the United States, which may increase our healthcare and other costs and negatively impact our operations and financial results; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2013.

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WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2014	2013	2014	2013
Net sales	$773,230	$619,527	$2,235,421	$1,908,184
Cost of goods sold	650,743	522,501	1,873,738	1,622,651
Gross margin	122,487	97,026	361,683	285,533
Selling, general and administrative expense	75,680	63,221	225,615	187,744
Impairment of long-lived assets	-	-	35,375	1,520
Restructuring and other expense (income)	1,398	146	(3,781)	1,811
Joint venture transactions	120	253	1,048	(1,188)
Operating income	45,289	33,406	103,426	95,646
Other income (expense):
Miscellaneous income	488	596	13,897	1,064
Interest expense	(6,196)	(6,158)	(18,694)	(17,751)
Equity in net income of unconsolidated affiliates	21,186	25,716	69,223	73,580
Earnings before income taxes	60,767	53,560	167,852	152,539
Income tax expense	16,556	16,229	38,948	47,721
Net earnings	44,211	37,331	128,904	104,818
Net earnings attributable to noncontrolling interest	3,608	200	10,767	1,899
Net earnings attributable to controlling interest	$40,603	$37,131	$118,137	$102,919

Basic
Average common shares outstanding	68,895	69,791	69,268	68,998
Earnings per share attributable to controlling interest	$0.59	$0.53	$1.71	$1.49

Diluted
Average common shares outstanding	71,528	71,914	71,910	70,501
Earnings per share attributable to controlling interest	$0.57	$0.52	$1.64	$1.46

Common shares outstanding at end of period	68,302	70,168	68,302	70,168

Cash dividends declared per share	$0.15	$0.26	$0.45	$0.52

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28,	May 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$52,886	$51,385
Receivables, less allowances of $2,807 and $3,408 at February 28, 2014
and May 31, 2013, respectively	467,927	394,327
Inventories:
Raw materials	214,510	175,093
Work in process	123,011	103,861
Finished products	103,823	77,814
Total inventories	441,344	356,768
Income taxes receivable	9,346	724
Assets held for sale	2,435	3,040
Deferred income taxes	23,984	21,928
Prepaid expenses and other current assets	45,678	38,711
Total current assets	1,043,600	866,883

Investments in unconsolidated affiliates	175,454	246,125
Goodwill	237,553	213,858
Other intangible assets, net of accumulated amortization of $32,667 and
$26,669 at February 28, 2014 and May 31, 2013, respectively	141,446	147,144
Other assets	16,876	17,417
Property, plant & equipment:
Property, plant & equipment at cost	1,133,536	1,052,636
Less: accumulated depreciation	622,558	593,206
Property, plant and equipment, net	510,978	459,430
Total assets	$2,125,907	$1,950,857

Liabilities and equity
Current liabilities:
Accounts payable	$379,230	$222,696
Short-term borrowings	35,356	113,728
Accrued compensation, contributions to employee benefit plans
and related taxes	78,944	68,043
Dividends payable	11,022	551
Other accrued items	38,552	36,536
Income taxes payable	4,879	6,268
Current maturities of long-term debt	101,114	1,092
Total current liabilities	649,097	448,914

Other liabilities	73,467	70,882
Distributions in excess of investment in unconsolidated affiliate	62,387	63,187
Long-term debt	305,370	406,236
Deferred income taxes	77,673	89,401
Total liabilities	1,167,994	1,078,620

Shareholders' equity - controlling interest	861,020	830,822
Noncontrolling interest	96,893	41,415
Total equity	957,913	872,237
Total liabilities and equity	$2,125,907	$1,950,857

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2014	2013	2014	2013
Operating activities
Net earnings	$44,211	$37,331	$128,904	$104,818
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	20,208	17,048	59,763	48,136
Impairment of long-lived assets	-	-	35,375	1,520
Provision for deferred income taxes	1,278	6,491	(20,256)	9,850
Bad debt expense (income)	(134)	76	(430)	575
Equity in net income of unconsolidated affiliates, net of distributions	1,048	(4,841)	(8,373)	(19,256)
Net gain (loss) on sale of assets	990	(153)	(10,860)	(222)
Stock-based compensation	4,705	3,653	13,207	10,586
Excess tax benefits - stock-based compensation	(1,462)	(3,455)	(7,294)	(3,455)
Gain on previously held equity interest in TWB	-	-	(11,000)	-
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(30,228)	(41,672)	(14,999)	27,078
Inventories	(38,260)	(15,158)	(59,583)	42,743
Prepaid expenses and other current assets	2,429	32	4,136	1,634
Other assets	(762)	198	(187)	3,135
Accounts payable and accrued expenses	91,485	35,320	108,185	(34,871)
Other liabilities	1,316	1,434	4,019	3,412
Net cash provided by operating activities	96,824	36,304	220,607	195,683

Investing activities
Investment in property, plant and equipment	(21,743)	(9,786)	(52,157)	(34,402)
Acquisitions, net of cash acquired	(35,599)	-	17,634	(62,110)
Distributions from unconsolidated affiliates	-	-	9,223	-
Proceeds from sale of assets	580	552	24,313	16,227
Net cash used by investing activities	(56,762)	(9,234)	(987)	(80,285)

Financing activities
Net payments of short-term borrowings	(8,347)	(13,390)	(78,624)	(251,586)
Proceeds from long-term debt	-	-	-	150,000
Principal payments on long-term debt	(286)	(365)	(855)	(1,170)
Proceeds from (payments for) issuance of common shares	(1,241)	17,332	5,246	32,960
Excess tax benefits - stock-based compensation	1,462	3,455	7,294	3,455
Payments to noncontrolling interest	(36,512)	(2,592)	(39,150)	(8,582)
Repurchase of common shares	(40,762)	-	(91,078)	-
Dividends paid	(10,545)	(27,040)	(20,952)	(44,144)
Net cash used by financing activities	(96,231)	(22,600)	(218,119)	(119,067)

Increase (decrease) in cash and cash equivalents	(56,169)	4,470	1,501	(3,669)
Cash and cash equivalents at beginning of period	109,055	32,889	51,385	41,028
Cash and cash equivalents at end of period	$52,886	$37,359	$52,886	$37,359

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2014	2013	2014	2013
Volume:
Steel Processing (tons)	796	636	2,333	1,956
Pressure Cylinders (units)	23,115	17,861	61,656	58,826

Net sales:
Steel Processing	$477,983	$353,879	$1,372,558	$1,082,998
Pressure Cylinders	233,290	205,206	664,212	606,936
Engineered Cabs	51,485	48,628	147,814	170,927
Other	10,472	11,814	50,837	47,323
Total net sales	$773,230	$619,527	$2,235,421	$1,908,184

Material cost:
Steel Processing	$342,254	$251,688	$979,826	$776,891
Pressure Cylinders	105,600	95,604	302,414	285,247
Engineered Cabs	22,586	23,806	66,215	85,857

Selling, general and administrative expense:
Steel Processing	$32,457	$26,605	$95,914	$80,610
Pressure Cylinders	32,717	27,383	95,984	75,581
Engineered Cabs	7,628	6,036	22,625	20,570
Other	2,878	3,197	11,092	10,983
Total selling, general and administrative expense	$75,680	$63,221	$225,615	$187,744

Operating income (loss):
Steel Processing	$28,264	$17,701	$85,713	$48,166
Pressure Cylinders	21,278	17,860	49,007	49,965
Engineered Cabs	(1,088)	108	(22,284)	5,367
Other	(3,165)	(2,263)	(9,010)	(7,852)
Total operating income	$45,289	$33,406	$103,426	$95,646

The following provides detail of impairment of long-lived assets, restructuring and other expense, and joint venture transactions included in operating income by segment presented above.

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2014	2013	2014	2013
Impairment of long-lived assets and restructuring and other expense (income):

Steel Processing	$1,380	$-	$1,259	$-
Pressure Cylinders	412	177	10,599	1,703
Engineered Cabs	-	-	19,100	-
Other	(394)	(31)	636	1,628
Total impairment of long-lived assets and
restructuring and other expense	$1,398	$146	$31,594	$3,331

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2014	2013	2014	2013
Joint venture transactions:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	-	-	-
Engineered Cabs	-	-	-	-
Other	120	253	1,048	(1,188)
Total joint venture transactions	$120	$253	$1,048	$(1,188)